Exhibit 8.1

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May 10, 2021	Düsseldorf	San Diego
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Milan

Acies Acquisition Corp.

1219 Morningside Drive, Suite 110

Manhattan Beach, CA 90266

Re:    U.S. Federal Income Tax Consequences for Holders of Acies Securities

Ladies and Gentlemen:

We have acted as special U.S. tax counsel to Acies Acquisition Corp., a Cayman Islands exempted company (“Acies”), in connection with the transactions contemplated by the agreement and plan of merger, dated as of February 1, 2021 (as amended or modified from time to time, the “merger agreement”), by and among Playstudios Inc., a Delaware corporation, Acies, Catalyst Merger Sub I, Inc., a Delaware corporation and a wholly owned direct subsidiary of Acies, and Catalyst Merger Sub II, LLC, a Delaware limited liability company and a wholly owned direct subsidiary of Acies (the “business combination”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement (defined below).

This opinion is being delivered in connection with the Registration Statement (File No. 333-253135) of Acies on Form S-4, filed with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”).

May 10, 2021

In connection with this opinion, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the merger agreement; (iii) the representation letter of Acies, dated as of today delivered to us for purposes of this opinion (the “Representation Letter”) and (iv) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. While we do not have any knowledge that any statement contained in the Representation Letter is untrue, incorrect, or incomplete in any respect, we have not undertaken any independent investigation of any factual matter set forth in the Representation Letter or any of the other foregoing documents. For purposes of our opinion, we have assumed, with your permission that (i) the Domestication and transactions described in the Registration Statement will be consummated in the manner described in the Registration Statement and the merger agreement (ii) the statements concerning such transactions set forth in the merger agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct, (iii) the representations made by Acies pursuant to the Representation Letter are true, complete and correct and will remain true, complete and correct at all times and (iv) any representations made in the merger agreement or the Representation Letters “to the knowledge of” or based on the “belief of” Acies, or otherwise similarly qualified as being true in all material respects, are true, complete and correct in all respects and will remain true, complete and correct at all times, in each case, without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants and agreements contained in the merger agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations made by Acies referred to above, which we have assumed will be true at all times.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein and in the Registration Statement, we hereby confirm that (i) the statements set forth in the Registration Statement under the caption “U.S. Federal Income Tax Consequences for Holders of Acies Securities,” insofar as they are statements regarding United States federal income tax law and regulations and legal conclusions with respect thereto, constitute the opinion of Latham & Watkins LLP as to the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders of Acies Securities of the Domestication, and to holders of Acies Class A ordinary shares that elect to have the New PLAYSTUDIOS stock they receive in connection with the Domestication redeemed for cash if the business combination is completed, and (ii) it is our opinion that the Domestication will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

This opinion is being delivered prior to the consummation of the business combination and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

May 10, 2021

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Mergers under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP